Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-89576, 333-89580, 333-107775, 333-113284, 333-159099, 333-178668, 333-181282, 333-195661 and 333-211194) of EnPro Industries, Inc. of our report dated February 25, 2019, except for the effects of the revision discussed in Note 25 to the consolidated financial statements and Note 3 to the financial statement schedule and the matter discussed in the penultimate paragraph of Management's Report on Internal Control Over Financial Reporting, as to which the date is August 2, 2019, relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in this Form 10-K/A.

/s/ PricewaterhouseCoopers LLP

Charlotte, North Carolina
August 2, 2019